Exhibit 99.1

                                  [AXONYX logo]

FOR IMMEDIATE RELEASE                       January 20, 2004

CONTACT:
                                            Donald C. Weinberger
S. Colin Neill, Chief Financial Officer     Andria Pilo (Media)
Axonyx Inc., New York                       Wolfe Axelrod Weinberger Assoc. LLC
(212) 645-7704                              (212) 370-4500; (212) 370-4505 (Fax)
www.axonyx.com                              don@wolfeaxelrod.com

NEW YORK, NY, January 20, 2004 -- Axonyx Inc. (NASDAQ:AXYX) today announced that it has entered into agreements to acquire approximately 53% of the outstanding voting stock of OXIS International, Inc. (OTC: OXIS.OB). OXIS is a biopharmaceutical/diagnostic company engaged in the development of research diagnostics, nutraceuticals and therapeutics in the field of oxidative stress.

Under the terms of separate agreements entered into with several holders of OXIS common stock, Axonyx will be acquiring an aggregate of approximately 14 million shares of OXIS stock, in consideration for its issuance of an aggregate of approximately 1.6 million shares of unregistered Axonyx common stock. Axonyx has also agreed to register its shares being issued in the exchange in the near future. Together with shares of OXIS stock held personally by Marvin S. Hausman, M.D., Axonyx's Chairman and Chief Executive Officer, Axonyx will control approximately 57% of Oxis' voting stock.

The exchange ratio for the securities being exchanged was based on a ten-day historical average of the closing prices for the stock of the two companies.

Dr. Hausman indicated that management of Axonyx has no current intention to acquire OXIS' remaining outstanding shares, which will continue to trade on the OTC Bulletin Board. Representatives of Axonyx have been in touch and are working with members of OXIS' management and board of directors to continue efforts to improve OXIS' operations and management, to complement its board with designees of Axonyx and to discuss strategies for maximizing and enhancing stockholder value.

Dr. Hausman stated, "The technology of OXIS seamlessly complements the neurodegenerative therapeutic program at Axonyx. Most scientists dealing with central nervous system (CNS) disorders believe that oxidative stress occurs in brains from patients with Alzheimer's disease (AD) and is associated with nerve cell injury and death. The body contains chemicals, called antioxidants, which reduce oxidative stress by inactivating free radicals. An imbalance between these two factors can cause inflammation, tissue injury and cell death. OXIS is a leading producer and supplier of various oxidative stress biologic markers, which can potentially be used to diagnose patients with AD, monitor therapeutic response, as well as help understand the pathophysiology of this disease process. We made this investment in OXIS because we believe our research and development expertise can enhance the value of the diagnostic/therapeutic portfolio of OXIS as well as our own CNS neurodegenerative program."

OXIS' broad oxidative stress portfolio includes, but is not limited to, products such as BXT-51072,

Orgotein and L-Ergothioneine. OXIS' leading therapeutic drug candidate, BXT-51072, has completed a Phase IIA clinical trial in inflammatory bowel disease (IBD) and further clinical studies continue to be reviewed. OXIS also manufactures Orgotein, a preparation of superoxide dismutase, a naturally occurring free-radical scavenging therapeutic enzyme with anti- inflammatory activity. This product is currently approved for human use in Spain for the prevention/treatment of radiation-induced tissue inflammatory reaction and fibrosis. In addition, OXIS has developed a proprietary process for producing synthetically derived L-Ergothioneine, one of the more powerful antioxidants available. OXIS currently sells Ergothioneine as an anti-aging agent in skin-care products sold by several leading cosmetic firms. OXIS is conducting tests and plans to commercialize a line of Ergothioneine products as dietary supplements in the highly lucrative nutraceutical market, under the brand name Ergold(TM). With its proprietary method for commercially producing Ergothioneine, Oxis plans to become the primary worldwide source for this powerful antioxidant.

OXIS derives revenues primarily from sales involving OXIS Health Products research kits; fine chemicals such as Ergothioneine to the cosmetics industry and researchers, and bovine superoxide dismutase (SOD) for human clinical use in Spain.

Dr. Claudio Soto, Professor of Neurology, Human Biological Chemistry & Genetics and Neuroscience & Cell Biology and Director of the Research Unit in Neurodegenerative Diseases at the University of Texas Medical Branch in Galveston and a scientific advisor to Axonyx, mentioned that "there is compelling evidence linking oxidative stress to the pathogenesis of Alzheimer's and other neurodegenerative disorders. OXIS' state-of-the-art kits for detection of oxidative stress markers may be the key to designing an early and sensitive biochemical diagnosis for these diseases."

Ray R. Rogers, Chairman and Chief Executive Officer of OXIS, said, "We look forward to reviewing future plans and programs with Axonyx as it becomes involved with OXIS". The recent successful financing by Axonyx provides the needed financial strength to assist OXIS in moving forward with their extensive oxidative stress portfolio. This collaboration could provide a strong relationship designed to increase shareholder value in both companies.

About Axonyx

Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds and new technologies useful in the diagnosis and treatment of Alzheimer's disease, human memory disorders and prion-based illnesses such as Mad Cow disease. Its leading Alzheimer's disease drug candidate is Phenserine, a dual action acetylcholinesterase and beta-amyloid precursor protein ((beta)-APP) inhibitor, and currently in Phase IIB and Phase III clinical trials. A previously completed Phase II trial showed that Phenserine was well tolerated and effective in improving the memory of mild-to-moderate AD patients.

The ongoing Phase IIB clinical study is designed to evaluate Phenserine's ability to lower the levels of the beta-amyloid precursor protein ((beta)-APP) and Amyloid beta (A-(beta)) in the plasma and cerebrospinal fluid of mild-to-moderate AD patients. The presence of toxic beta-amyloid in the brains of AD patients is considered by many experts to be a key pathological event in the causation as well as the progression of AD. A reduction of these levels may be able to slow the progression of AD.

This press release may contain forward-looking statements or predictions. These statements represent our judgment to date, and are subject to risks and uncertainties that could materially affect the Company including those risks and uncertainties described in the documents Axonyx files from time to time with the SEC, specifically Axonyx's annual report on Form 10-K. Axonyx cannot assure that the Phase IIB and/or the Phase III clinical trial, or others, if any, with Phenserine will prove successful, that the safety and efficacy profile of Phenserine exhibited in the previous small Phase II trial will remain the same in the Phase IIB and Phase III clinical trials, or future clinical trials, if any, that the preclinical results related to the regulation of beta-APP will be substantiated by the Phenserine Phase IIB clinical trial and that Phenserine will be able to slow the progression of Alzheimer's disease, that the Phase IIB clinical trial data will differentiate Phenserine from the currently marketed drugs, that the efficacy results of the Phase III trial will prove pivotal, that the efficacy data from the Phase IIB clinical trial will be able to be used in the Phase III trial efficacy data, that Axonyx will obtain the necessary financing to complete the Phase III Phenserine trials, that the Company's development work on Phenserine will support an NDA filing, that the results of the Phase III trials will allow Phenserine to be approved by the FDA, that the FDA will grant marketing approval for Phenserine, that if Phenserine is approved by the FDA, it will prove competitive in the market, and that Axonyx will obtain licensing or corporate partnership agreements that will enable acceleration of the development of and optimize marketing opportunities for, Phenserine, or that Axonyx will be able to advance any other potential memory enhancing compound toward IND status. Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                       ###